Exhibit 10.2
PERFORMANCE STOCK UNIT (SPECIAL CEO GRANT) GRANT NOTICE
UNDER THE
INGERSOLL RAND INC.
AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
Ingersoll Rand Inc. (the “Company”), pursuant to its Amended and Restated 2017 Omnibus Incentive Plan (the “Plan”), hereby grants to the Participant set forth below the number of Performance Stock Units (at target) set forth below. The Performance Stock Units are subject to all of the terms and conditions as set forth herein, in the Global Award Agreement (PSUs) attached hereto (the “Award Agreement”), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	Vicente Reynal
Date of Grant:	September 1, 2022
Number of Performance Stock Units Subject to Award:	1,000,000
Performance-Vesting Provisions:
TSR PSUs:
250,000 of the total number of Performance Stock Units granted hereunder (the “TSR PSUs”) shall become earned (but not vested) on the first date during the TSR Performance Period on which the sum of (i) the 60-day volume-weighted average closing price of the Common Stock, plus (ii) the cumulative value of any dividends paid during the TSR Performance Period through and including such date equals or exceeds the TSR Target Price. The “TSR Target Price” is $81.85 (i.e., the absolute stock price equivalent to a 5-year compounded annual growth rate of 12% in the Company’s stock price from the Grant Date Price to the end of the TSR Performance Period).
The TSR PSUs, if earned, shall vest on the last day of the TSR Performance Period subject to the Participant’s continuous service with the Service Recipient on such vesting date. Any TSR PSUs that do not vest because the performance-vesting condition described above has not been achieved by such date are automatically forfeited effective as of the last day of the TSR Performance Period.
If the performance-vesting condition described in the second paragraph hereof is achieved prior to the last day of the TSR Performance Period and the Participant’s continuous service with the Service Recipient terminates due to the Participant’s death or Disability occurring on or after the date on which such performance-vesting condition was achieved and before the last day of the TSR Performance Period, then all of the TSR PSUs shall vest on the date of such Termination.
If the performance-vesting condition described in the second paragraph hereof is achieved prior to the last day of the TSR Performance Period and the Participant’s continuous service with the Service Recipient terminates due to the Participant’s Qualifying Termination occurring on or after the date on which such performance-vesting condition was achieved and before the last day of the TSR Performance Period, then the number of TSR PSUs that shall vest shall be prorated based on the number of days the Participant remained in continuous service with the Service Recipient from the Date of Grant through the date of such Qualifying Termination.
For the avoidance of doubt, if the Participant’s continuous service with the Service Recipient terminates for any reason during the TSR Performance Period prior to the date on which the performance-vesting condition described in the second paragraph hereof has been achieved, the TSR PSUs shall automatically be forfeited effective as of the date of such Termination.
EPS PSUs:
The remaining 750,000 of the total number of Performance Stock Units granted hereunder (the “EPS PSUs”) shall be eligible to vest based on the level of compounded annual growth rate of the Company’s Adjusted EPS during the EPS Performance Period as compared to the Adjusted EPS Base Amount (as defined on Exhibit A). Any EPS PSUs that do not vest because the applicable performance-vesting conditions described herein are not achieved shall automatically be forfeited effective as of the last day of the EPS Performance Period.
◦250,000 of the EPS PSUs shall vest if the Company’s Adjusted EPS for fiscal year 2026 is at least the First Adjusted EPS Hurdle Amount (as defined on Exhibit A) (i.e., the compounded annual growth rate for the EPS Performance Period is at least 10% over the Adjusted EPS Base Amount);
◦An additional 250,000 of the EPS PSUs (i.e., 500,000 of the total EPS PSUs) shall vest if the Company’s Adjusted EPS for fiscal year 2026 is at least the Second Adjusted EPS Hurdle Amount (as defined on Exhibit A) (i.e., the compounded annual growth rate for the EPS Performance Period is at least 12% over the Adjusted EPS Base Amount); and
◦The remaining 250,000 of the EPS PSUs (i.e., all of the EPS PSUs) shall vest if the Company’s Adjusted EPS for fiscal year 2026 is at least the Third Adjusted EPS Hurdle Amount (as defined on Exhibit A) (i.e., the compounded annual growth rate for the EPS Performance Period is at least 15% over the Adjusted EPS Base Amount).
The number of EPS PSUs that vest, if any, shall be based on the Company’s Adjusted EPS for fiscal year 2026 as determined by the Committee following the end of the EPS Performance Period, which vesting shall occur on the date on which the Committee certifies the actual Adjusted EPS for fiscal year 2026 (which certification will occur as soon as practicable, but in no event more than 60 days, following the end of the EPS Performance Period) (the “EPS PSU Vesting Date”). Such vesting shall also be subject to and require either (i) the Participant’s continuous service with the Service Recipient on the EPS PSU Vesting Date; (ii) a Qualifying Termination that occurs after the expiration of the EPS Performance Period and before the EPS PSU Vesting Date; or (iii) the Participant’s Termination due to death or Disability that occurs after the expiration of the EPS Performance Period and before the EPS PSU Vesting Date. For the avoidance of doubt, if the Participant is terminated for Cause or resigns without Good Reason after the expiration of the EPS Performance Period and before the EPS PSU Vesting Date, all of the EPS PSUs shall be automatically forfeited on the date of such Termination. Any EPS PSUs that do not vest because the applicable performance-vesting conditions described above are not achieved are automatically forfeited effective as of the last day of the EPS Performance Period.
In the event of the Participant’s Termination due to death, Disability or a Qualifying Termination prior to the end of the EPS Performance Period, then the above calculation with respect to the EPS PSUs will be conducted as though (i) the last day of the EPS Performance Period was the date on which such Termination occurs and (ii) the Company’s Adjusted EPS shall be the Adjusted EPS for the last four (4) completed fiscal quarters during the EPS Performance Period prior to the date of such Termination (or, if there are not four (4) completed fiscal quarters at the time of such Termination, then all of the EPS PSUs shall be automatically forfeited on the date of such Termination). The number of EPS PSUs, if any, resulting from such calculation shall become vested on the date of Termination, or, if later, the date on which the Committee certifies the actual Adjusted EPS for the last four (4) completed fiscal quarters of the Company during the EPS Performance Period prior to the date such Termination occurs (which certification will occur as soon as practicable, but in no event more than 60 days, following the date of Termination); provided, that, solely in the case of a Qualifying Termination, the number of EPS PSUs that become vested shall be prorated by the number of days the Participant was in continuous service with the Service Recipient from the Date of Grant through the date of such Qualifying Termination. For the avoidance of doubt, (x) if the Participant’s employment with the Company is terminated for any reason other than due to death, Disability or a Qualifying Termination, all of the EPS PSUs shall be automatically forfeited on the date of such Termination and (y) following a Termination due to death, Disability or a Qualifying Termination, any EPS PSUs that do not vest in accordance with this paragraph shall automatically be forfeited.
Change in Control Vesting Where Change in Control Occurs After Expiration of Applicable Performance Period (or, for TSR PSUs, After the Date on Which the Performance Goal Was Achieved).
If a Change in Control occurs (i) following the date on which the above-described performance- vesting condition for the TSR PSUs is achieved, then the TSR PSUs will become fully vested immediately prior to the closing of such Change in Control, and (ii) following the expiration of the EPS Performance Period but prior to the EPS PSU

Vesting Date, then the EPS PSUs shall vest on the closing of the Change in Control based on the level at which the applicable performance goals are achieved (as described above) so long as the Participant remains in continuous service with the Service Recipient through the date of such Change in Control.
Change in Control Vesting Where Change in Control Occurs Prior to Expiration of Applicable Performance Period (or, for TSR PSUs, Before the Date on Which the Performance Goal Was Achieved)
In the event of a Change in Control prior to the expiration of the EPS Performance Period for the EPS PSUs and prior to the date on which the applicable performance goal is achieved for the TSR PSUs, and the PSUs are assumed in accordance with Section 12(b) of the Plan, the PSUs shall remain outstanding and the Committee shall make such proportionate adjustments, if any, as it deems equitable, to such PSUs, which may include adjustments to the applicable performance measures, in order to prevent any substantial dilution or enlargement of the rights intended to be granted hereunder. In the event of the Participant’s Termination due to death or Disability or a Qualifying Termination following such Change in Control but prior to the expiration of the TSR Performance Period or EPS Performance Period, as applicable, any PSUs that remain unvested as of such date shall become vested in full on the date of such Termination.
If the PSUs are not assumed in connection with a Change in Control, subject to the Participant’s continuous service with the Service Recipient though the date of such Change in Control, the following provisions shall apply:
TSR PSUs: If a Change in Control occurs during the TSR Performance Period and prior to the date on which the above-described performance-vesting condition for the TSR PSUs is achieved, then the TSR Performance Period shall end on the date of the Change in Control and (i) if the sum of (A) the price per share of Common Stock payable in connection with such Change in Control, plus (B) the cumulative value of any dividends paid during the TSR Performance Period through and including the date of the Change in Control equals or exceeds the TSR Target Price, the TSR PSUs shall vest immediately prior to the closing of such Change in Control, and (ii) if sum of (A) the price per share of Common Stock payable in connection with such Change in Control, plus (B) the cumulative value of any dividends paid during the TSR Performance Period through and including the date of the Change in Control is less than the TSR Target Price, all of the TSR PSUs shall automatically be forfeited immediately prior to the closing of such Change in Control.
EPS PSUs: If a Change in Control occurs during the EPS Performance Period, then the above calculation with respect to the EPS PSUs will be conducted as though (i) the last day of the EPS Performance Period was the date of the Change in Control and (ii) the Company’s Adjusted EPS shall be measured based on the last four (4) completed fiscal quarters (or, if there is not four (4) completed fiscal quarters at the time of such Change in Control, then all of the EPS PSUs shall be forfeited upon the consummation of the Change in Control). The number of EPS PSUs, if any, resulting from such calculation shall become vested on the date of the consummation of such Change in Control. Any EPS PSUs that do not vest in accordance with this paragraph shall automatically be forfeited upon the closing of the Change in Control.
Definitions:
“Adjusted EPS” means the Company’s adjusted diluted net income per share, as reported in the Company’s public filings and modified to reflect an effective tax rate (“ETR”) equal to the ETR applied in the determination of the Adjusted EPS Base Amount, as may be equitably adjusted by the Compensation Committee in its reasonable discretion if the Compensation Committee determines such adjustment to be necessary to prevent enlargement or diminution of the benefits or potential benefits intended to be provided pursuant to the Award Agreement.
“Cause” shall have the meaning ascribed to such term in the Participant’s employment agreement with the Company dated as of September 1, 2022.
“EPS Performance Period” means the period beginning on January 1, 2022 and ending on December 31, 2026.
“Grant Date Price” means $46.45, which is the volume weighted average closing price of the Common Stock on the New York Stock Exchange for the 60 trading days immediately preceding the Date of Grant.

“Good Reason” shall have the meaning ascribed to such term in the Participant’s employment agreement with the Company dated as of September 1, 2022.
“TSR Performance Period” means the period beginning on Date of Grant and ending on the fifth anniversary of the Date of Grant.
“Qualifying Termination” means a Termination by the Company without Cause or by the Participant for Good Reason.
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THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS PERFORMANCE STOCK UNIT (SPECIAL CEO GRANT) GRANT NOTICE, THE GLOBAL AWARD AGREEMENT (PSUs) AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF PERFORMANCE STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS PERFORMANCE STOCK UNIT GRANT NOTICE, THE GLOBAL AWARD AGREEMENT (PSUs) AND THE PLAN.
INGERSOLL RAND INC.             PARTICIPANT1

/s/ Andrew Schiesl         /s/ Vicente Reynal
By: Andrew Schiesl
Title: Senior Vice President, General
Counsel, Chief Compliance
Officer, and Secretary
1    To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereof.

GLOBAL AWARD AGREEMENT (PSUs)
UNDER THE
INGERSOLL RAND INC.
AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
Pursuant to the Performance Stock Unit (Special CEO Grant) Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Global Award Agreement (PSUs) (this “Award Agreement”) and the Ingersoll Rand Inc. Amended and Restated 2017 Omnibus Incentive Plan (the “Plan”), Ingersoll Rand Inc. (the “Company”) and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.
1.Grant of Performance Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Performance Stock Units provided in the Grant Notice (with each Performance Stock Unit representing an unfunded, unsecured right to receive one share of Common Stock) (Performance Stock Units are referred to herein as “Awards”) on the Vesting Date (as defined below).
2.Vesting. Except as otherwise specified in this Award Agreement and the Plan, the Performance Stock Units will vest on the date(s) provided in the Grant Notice (the “Vesting Date”). Any Performance Stock Units which have not vested as of the date of the Participant’s Termination shall thereupon be forfeited immediately and without any further action by the Company.
3.Settlement of Performance Stock Units. The provisions of Section 9(d)(ii) of the Plan are hereby incorporated by reference and made a part hereof; provided, that, in no event will settlement occur more than 60 days following the Vesting Date.
4.Company; Participant.
(a)The term “Company” as used in this Award Agreement with reference to employment shall include the Company and its Subsidiaries.
(b)Whenever the word “Participant” is used in any provision of this Award Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Performance Stock Units may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.
5.Non-Transferability. The Performance Stock Units are not transferable by the Participant except to Permitted Transferees in accordance with applicable laws and Section 14(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the Performance Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Performance Stock Units shall terminate and become of no further effect.
6.No Rights as Stockholder. The Participant or a Permitted Transferee of the Performance Stock Units shall have no rights as a stockholder with respect to any share of Common Stock underlying a Performance Stock Unit unless and until the Participant shall have become the holder of record or the beneficial owner of such Common Stock and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.
7.Tax Withholding.
(a)The Participant shall be required to pay to the Company an amount equal to the amount of any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of the Performance Stock Units.
(b)The Participant shall satisfy the maximum income, employment and/or other applicable taxes that are permitted to be withheld with respect to the Performance Stock Units by having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, vesting or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount not in excess of such maximum withholding liability (or portion thereof).
(c)The Participant acknowledges that, regardless of any action taken by the Company, or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participants (the “Tax-Related Items”), is and remains the Participant’s responsibility. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspects of the Awards, including but not limited to, the grant, vesting or settlement of the Award, as applicable, the subsequent sale of shares of Common Stock acquired under the Plan and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Awards to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(d)Since the obligations for Tax-Related Items will be satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares of Common Stock, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.
8.Notice. Every notice or other communication relating to this Award Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company Secretary, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.
9.No Right to Continued Service. This Award Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Company.
10.Binding Effect. This Award Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
11.Waiver and Amendments. Except as otherwise set forth in Section 13 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Award Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
12.Restrictive Covenants; Clawback/Forfeiture.
(a)The Performance Stock Units granted hereunder shall be subject to Participant’s continued compliance with any restrictive covenants between the Participant and the Company or any of its Affiliates.

(b)Notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity, then the Committee may, in its sole discretion, take actions permitted under the Plan, including: (i) cancel the Performance Stock Units; or (ii) require that the Participant forfeit any gain realized on the vesting of the Performance Stock Units and repay such gain to the Company. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Award Agreement for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all Performance Stock Units shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law. “Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; or (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound.
(c)The Participant hereby acknowledges and agrees that the Options are subject to clawback and repayment as set forth in Section 14(v) of the Plan.
13.Language. By electing to accept this Award Agreement, the Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English so as to allow the Participant, to understand the terms and conditions of this Award Agreement. If the Participant has received this Award Agreement or any other documentation related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
14.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Awards and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
15.Insider Trading/Market-Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions, including the Participant’s country and the designated broker’s country, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of the shares of Common Stock, rights to the shares of Common Stock (i.e., Performance Stock Units) or rights linked to the value of the shares of Common Stock under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing inside information to any third party, including fellow employees and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions and the Participant should speak with the Participant’s personal advisor on this matter.
16.Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of shares of Common Stock. The Participant understands and agrees that the Participant should consult with his or her own personal legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

18.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Further, the parties hereto shall be entitled to rely on delivery of a facsimile or other electronic copy of this Award Agreement, and delivery by either party of such facsimile or electronic copy shall be legally effective to create a valid and binding agreement between the parties in accordance with the terms hereof.
19.Governing Law and Venue. This Award Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Award Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Award Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.
20.Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Award Agreement (including the Grant Notice), the Plan shall govern and control.
21.Section 409A. It is intended that the Performance Stock Units granted hereunder shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.